Exhibit 4.52
JOINDER TO SHAREHOLDERS’ AGREEMENT
     THIS JOINDER (this “Joinder”) to that certain Shareholders’ Agreement (as amended and supplemented from time to time, the “Agreement”) dated as of August 17, 2007, by and among NCL CORPORATION LTD., a company organized under the laws of Bermuda (the “Company”), NCL INVESTMENT LTD., a company organized under the laws of Bermuda (the “Investor”), and STAR CRUISES LIMITED, a company continued into Bermuda (“SCL”), is made and entered into as of January 7, 2008 by and between the Company and Star NCLC Holdings Ltd. (“Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.
     WHEREAS, Holder has acquired certain Ordinary Shares, and the Agreement and the Company require Holder, as a holder of Ordinary Shares, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:
1.	Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Shareholder for all purposes thereof. In addition, Holder hereby agrees that all Ordinary Shares held by Holder shall be deemed Ordinary Shares for all purposes of the Agreement.

2.	Permitted Transfer. For the avoidance of doubt, the parties agree that (i) the Holder is a Permitted Transferee of SCL and a member of the SCL Group and (ii) that the Ordinary Shares held by Holder shall be deemed to be Ordinary Shares held by SCL for all purposes of the Agreement (including for purposes of Section 8(b) of the Agreement and for purposes of determining the SCL Minimum Ratio Condition).

3.	Rights Particular to SCL. Notwithstanding anything to the contrary in the Agreement or herein, Holder hereby acknowledges and agrees that none of the rights set forth in the Agreement that are particular to SCL (including the rights in Section 2(a), Section 4, Section 5, Section 8 and Section 11 to the Agreement) shall be deemed to have been Transferred to or inure to the benefit of the Holder in connection with either the acquisition of Ordinary Shares by Holder from SCL or the execution of this Joinder and all of such particular rights shall continue to be exercisable by SCL.

4.	Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Investor and the Company and its and their respective successors and assigns and Holder and any subsequent holders of Ordinary Shares and the respective successors and assigns of each of them, so long as they hold any Ordinary Shares.

5.	Counterparts. This Joinder may be executed in separate counterparts, including by facsimile, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

6.	Notices. For purposes of Section 13(k) of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

Star NCLC Holdings Ltd.
Suite 1501,
Ocean Centre
Tsimshatsui
Kowloon,
Hong Kong
Attention: Louisa Tam
Facsimile Number: (852) 2268-5463

and, with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Daniel S. Sternberg
Facsimile: 212-225-3999
7.	Governing Law. EXCEPT AS SET FORTH BELOW, THIS JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK EXCLUDING THE CONFLICT OF LAW RULES OR PRINCIPLES THAT COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. ALL MATTERS WHICH ARE THE SUBJECT OF THIS JOINDER RELATING TO MATTERS OF INTERNAL GOVERNANCE OF THE COMPANY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF BERMUDA, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT COULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN BERMUDA TO BE APPLIED.
8.	Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.
* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

NCL CORPORATION LTD.
By:	/s/ David Colin Sinclair Veitch
	Name:	David Colin Sinclair Veitch
	Title:	Deputy Chairman, President and CEO

STAR NCLC HOLDINGS LTD.
By:	/s/ David Chua Ming Huat
	Name:	David Chua Ming Huat
	Title:	Chairman

Acknowledged and Agreed: STAR CRUISES LIMITED
By:	/s/ David Chua Ming Huat
	Name:	David Chua Ming Huat
	Title:	President

NCL INVESTMENT LTD.
By:	/s/ Steven Martinez
	Name:	Steven Martinez
	Title:	Authorized Person

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